FIS TRUST 485BPOS

Exhibit 99.(p)(6)

III.	CODE OF ETHICS

A.          Code of Conduct

Asterozoa has established this Code of Ethics (the “Code”) pursuant to Rule 204A-1 under the Advisers Act. As an investment adviser, Asterozoa has a duty of loyalty to act in the best interests of its clients, an obligation which includes the responsibility to make full and fair disclosure of all material facts, especially where Asterozoa’s interests may conflict with those of its clients. In carrying on its daily affairs, Asterozoa and all Supervised Persons must act in a fair, lawful and ethical manner, in accordance with all applicable federal security laws as well as any other rules and regulations imposed by Asterozoa’s governing regulatory authority. Each Supervised Person’s execution of the Annual Acknowledgment of the Policies and Procedures constitutes his or her agreement that they have complied, and will continue to comply, with such applicable laws. Additionally, Asterozoa has included Investment Company Act Rule 17-j1 provisions to the Code of Ethics.

All Supervised Persons must review this Code, as well as Asterozoa’s internal policies and procedures, in an effort to be aware of their responsibilities pertaining to client service. To the extent that any term within the Manual, or any other Asterozoa policy, is inconsistent with any term contained within this Code, the Code will control. Any violation by a Supervised Person of this Code or any other Asterozoa policy and/or procedure will subject the Supervised Person to Asterozoa’s disciplinary procedures, which may include termination of employment.

B.          Provision of the Code and Acknowledgment of Receipt

1.           Initial Provision – Acknowledgment of Receipt

After becoming a Supervised Person colleagues are required to certify in writing that they have:

●	Received a copy of the Code;

●	Read and understand all provisions of the Code; and

●	Agree to comply with the provisions set forth in the Code.

The CCO is responsible for delivery of the Code and the receipt of the required acknowledgments. See also Section I and the acknowledgment of receipt described in that section.

2.           Amendments

The CCO will provide all Supervised Persons with any amendments to the Code. All Supervised Persons will provide to the CCO the acknowledgment of receipt of the amended Code, as described above for the initial provision of the Code, after being provided with an amendment. See also Section I and the acknowledgment of receipt described in that section.

3.           Annual Certification of Compliance

On an annual basis all Supervised Persons are required to certify that they have received and read the Compliance Manual and Code of Ethics . Such certification will also include a statement that the Supervised Person has complied with the requirements of the Code and applicable laws, rules statutes and regulations. The CCO is responsible for delivery of the annual certification and the receipt of the executed annual certification. See also Section I and annual acknowledgment described in that section.

C.           Personal Securities Transactions

All Access Persons must submit for the Firm’s review a report of his/her personal securities transactions and securities holdings periodically as described below. The review of personal securities transactions assist an adviser in recognizing such things as “scalping” (i.e., a practice whereby the owner of shares of a security recommends that security for investment and then immediately sells it at a profit upon the rise in the market price which follows the recommendation), as well as potentially abusive “dollar” or brokerage practices. In addition, this requirement can help detect insider trading, “front-running” (i.e., personal trades executed prior to those of Asterozoa’s clients) and other potentially abusive practices.

Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Supervised Persons have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-Clients over which Supervised Persons exercise investment discretion. Immediate family members include children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

Exceptions from Reporting Requirements There are limited exceptions from certain reporting requirements. Specifically, an Access Person is not required to submit:

●	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or
●	Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from the unaffiliated investment adviser, and may provide Access Persons with the exact wording and a clear definition of “no direct or indirect influence or control” that the adviser consistently applies to all Access Persons. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to Asterozoa’s Code, absent reliance on the reporting exception. Access Persons who claim they have no direct or indirect influence or control over an account are also required to complete the attached Exempt Accounts Certification Appendix B upon commencement of their employment and on an annual basis thereafter.

Reliance on this independent or separately managed account exception is conditioned on receipt of the attached Exempt Accounts Certification and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO

1.           Initial and Annual Holdings Reports

Each Access Person must provide the CCO with a written report of the Access Person’s of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. within ten (10) days after the person becomes an Access Person, which information must be current as of a date no more than forty five (45) days prior to the date the person becomes an Access Person. Additionally, each Access Person must provide the CCO on an annual basis with a written report of the Access Person’s Reportable Securities holdings current as of a date no more than forty five (45) days prior to the date the annual report is submitted. Reportable Securities are those over which the Access Person directly, or indirectly, has Beneficial Ownership.

Each Reportable Securities holdings report must provide, at a minimum, the following information:

●	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership;

●	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit;
●	Any new accounts that were opened during the period; and
●	The date the Access Person submits the report.

Copies of the Periodic Holdings Report Forms Appendix C are maintained in Google Drive. The CCO reviews all received Periodic Holdings Report Forms. Joe Hegener reviews the Holdings Report Forms of the CCO.

2.           Transaction Reports

Each Access Person must provide the CCO with a written record of his/her personal Reportable Securities transactions no later than thirty (30) days after the end of each calendar quarter, which report must cover all transactions in Reportable Securities (other than those pursuant to an Automatic Investment Plan) during the quarter. The report must provide, at a minimum, the following information about each transaction in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership:

●	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Covered Security involved;
●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
●	The price of the security at which the transaction was effected;
●	The name of the broker, dealer or bank with or through which the transaction was effected; and
●	The date the Access Person submits the report.

A copy of the Quarterly Transaction Report Form (Appendix D). The CCO reviews all submitted Quarterly Transaction Report Forms. Joe Hegener review the Quarterly Transaction Report Forms of the CCO.

D.           Preclearance of Transactions

1.           Initial Public Offerings and Limited Offerings

All Access Persons are prohibited from acquiring any security distributed in an Initial Public Offering, without obtaining the prior approval of the CCO. Any request for pre-clearance is to be submitted to the CCO utilizing the Securities Transaction Pre- Clearance Form, (Appendix E). In addition, All Access Persons are prohibited from acquiring any securities for their personal accounts distributed in a Limited or Private Offering, without the express prior approval of the CCO through utilization of the Securities Transaction Pre-Clearance Form. In instances where Access Persons, after receiving prior approval, acquire a security in a Limited Offering, Access Persons have an affirmative obligation to disclose this investment to the CCO if the Access Person participates in any subsequent consideration of any potential investment by any client of Asterozoa in the issuer of those securities. For any proposed purchase of a private or limited offering or initial public offering by the CCO, the Securities Transaction Pre-Clearance Form is to be submitted to other personnel for the review process. Preclearance approvals are valid for 3 business days for publicly traded securities, and 30 business days for private transactions.

2.           Restricted List Securities

Asterozoa maintains a list of securities, other than Initial Public Offerings or Limited Offerings, restricted list securities also subject to pre-clearance before purchase by an Access Person. The securities maintained on the restricted list are those for which the Firm may have the appearance of having access to Material Nonpublic Information, see below. Supervised Persons are required to inform the CCO of any clients or other relationships that may give rise to such appearance for inclusion of any securities on the restricted securities list. In addition, the securities maintained on the restricted list are those that the Firm currently maintains on the equity buy list or securities held in Asterozoa’s private funds or the ETF it sub-advises. In addition, the CCO is made aware when the Firm enters into a NDA and will conduct a review to determine if the issue needs to be added to the restricted list. The CCO and Vice President, Investment maintain the Restricted List and ensure that Access Persons receive the most up-to-date Restricted List.

For any proposed purchase of a Restricted List security by the CCO, the Securities Transaction Pre-Clearance Form is to be submitted to other personnel for the review process.

E.           Provision of Code of Ethics Upon Client Request

Pursuant to the requirements of Form ADV Part 2A, Asterozoa offers to provide a complete copy of Asterozoa’s Code of Ethics to any client upon request. Any Supervised Person who receives such a request for a copy of the Code of Ethics should forward that request to the CCO. The CCO is ultimately responsible for responding to any client request for the Firm’s Code of Ethics.

F.           Insider Trading

The securities laws prohibit trading by a person while in the possession of Material Nonpublic Information about a company or about the market for that company’s securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others. Section 204A of the Advisers Act requires that investment advisers maintain and enforce written policies reasonably designed to prevent the misuse of Material Nonpublic Information by the investment adviser or any person associated with the investment adviser. Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC and criminal and civil prosecution.

1.	Trading on Material Nonpublic Information

No employee of an investment adviser who is in possession of Material Nonpublic Information about a company, or about the market for that company’s securities, is permitted to purchase or sell those securities or securities of highly correlated companies that may also be effected by the nonpublic information, until the information becomes public and the market has had time to react to it. Should you have any doubt regarding the propriety of a proposed securities transaction, you should seek advice from the CCO, who has been designated by Asterozoa to handle such matters.

2.	Disclosure of Material Nonpublic Information

No person associated with Asterozoa may disclose Material Nonpublic Information about a company or about the market for that company’s securities:

●	To any person except to the extent necessary to carry out the legitimate business obligations of Asterozoa; or

●	In circumstances in which the information is likely to be used for unlawful trading.

3.	Value Added Investors

The Private Funds may accept investments from so-called “value-added” investors. Although the term value-added investor is not defined in the Advisers Act or elsewhere, it is generally understood to refer to an investor who may provide some benefit to the adviser (such as industry expertise or access to individuals in the investor’s network) beyond just the value of their investment. Examples of such investors could include, without limitation, executive-level officers or directors of a company or personnel that are affiliated with other investment advisers and/or private funds.

Due to the nature of their position, such investors may possess Material Nonpublic Information. Therefore, Employees/Supervised Persons should always remain alert to the possibility that they could inadvertently come into possession of Material Nonpublic Information when communicating with such Investors. Employees/Supervised Persons should refrain from discussing potentially sensitive topics (e.g., specific information about the investor’s employer) with a known value-added investor.

If there is any question as to whether information received from an Investor could be Material Nonpublic Information, Employees/Supervised Persons are expected to notify the CCO immediately, and otherwise to act in accordance with the procedures described above.

4.	Questions About Asterozoa’s Insider Trading Policy

While compliance with the law and with Asterozoa’s policies and procedures described above is each individual’s responsibility, interpretive questions may arise, such as whether certain information is Material Nonpublic Information, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed with the CCO who has been designated by Asterozoa to respond to such questions.

5.	Violations

Violations of the Firm’s policies and procedures relative to prohibitions against insider trading will be regarded with the utmost seriousness and will subject personnel to disciplinary action.

G.           Reporting Violations of the Code

All personnel of Asterozoa must promptly report improper or suspicious activities, including any suspected violations of the Code and/or this Manual. Issues can be reported to the CCO in person, by telephone, email or written letter. Any reports of potential violations will be thoroughly investigated by the CCO, who will report directly to the Executive Officers on the matter.

H.           Retention of Certain Records

A record of each securities holdings report and transaction report, including any duplicate broker trade confirmation or account statements provided by an Access Person will be maintained by Asterozoa for the time period required by the Advisers Act. In addition, a record of the names of persons who are currently, or within the past five years were, Access Persons of Asterozoa will be maintained. See also Section V Books and Records.

I.           Definitions

“Access Persons” means:

●	Any of Asterozoa’s Supervised Persons who have access to nonpublic information regarding any Asterozoa client’s purchase or sale of securities, is involved in making securities recommendations to Asterozoa clients or who has access to such recommendations that are nonpublic; or
●	Since providing investment advice is Asterozoa’s primary business, all of Asterozoa’s directors, officers, members, and/or partners.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” means an Access Person having or sharing a direct or indirect pecuniary interest (i.e., the opportunity, directly or indirectly, to profit or share in any profit) in Reportable Securities (or an Initial Public Offering or Limited Offering, as the case may be), directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise.

“Clients” – Funds and entities for which Asterozoa provides investment advisory services. The underlying Investors in pooled investment vehicles advised by Asterozoa are not Clients of Asterozoa.

“Reportable Security” means any security defined in Section 202(a)(18) of the Advisers Act (generally, all securities of every kind and nature), except that it does not include:

●	Direct obligations of the Government of the United States;
●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
●	Shares issued by money market funds;
●	Shares issued by open-end mutual funds; and
●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds. This exception is aimed at variable insurance contracts that are funded by insurance company separate accounts organized as unit investment trusts.
●	Bitcoin (“BTC”), Ethereum (“ETH”), Non-Fungible Tokens (“NFTs”) and Covered Stablecoins.

However, any open-end mutual funds for which Asterozoa serves as the investment adviser or Asterozoa is affiliated with the investment adviser or underwriter for the open-end mutual funds, as well as any unit investment trusts that invest in any such open-end mutual funds, are Reportable Securities and therefore, reportable.

Exchange-traded funds, or ETFs and exchange traded notes, or ETNs, are somewhat similar to open-end registered investment companies. However, ETFs and ETNs that are Unit Investment Trusts and not open-ended ETFs are Reportable Securities and are subject to the reporting requirements.

Bitcoin, Ethereum, and NFTs are not considered Securities and do not fall under these reporting requirements. In addition, certain stablecoins that are designed to maintain a stable value relative to the U.S. Dollar, or “USD,” on a one-for-one basis, can be redeemed for USD on a one-for- one basis (i.e., one stablecoin to one USD), and are backed by assets held in a reserve that are considered low-risk and readily liquid with a USD-value that meets or exceeds the redemption value of the stablecoins in circulation (“Covered Stablecoins”) are not considered Securities. All other assets that are transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens” (collectively “Digital Assets”) should fall under Asterozoa’s Reportable Securities reporting requirements.

“Federal Securities Laws” means the Securities Act of 1933; the Sarbanes-Oxley Act of 2002; the Investment Company Act of 1940; the Investment Advisers Act of 1940; Title V of the Gramm-Leach-Bliley Act; any rules adopted by the SEC under any of these statutes; the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the SEC or the Department of Treasury.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to rules 504, 505 or 506 under the Securities Act of 1933.

“Material Information” means any information about a company, or the market for its securities, that, if disclosed, is likely to affect the market price of the company’s securities or to be considered important by the reasonable investor in deciding whether to purchase or sell those securities. Examples of information about a company which should be presumed to be “material” include, but are not limited to, matters such as:

●	Dividend increases or decreases;

●	Earnings estimates;
●	Changes in previously released earnings estimates;
●	Significant new products or discoveries;
●	Developments regarding major litigation by or against the company;
●	Liquidity or solvency problems;
●	Significant merger or acquisition proposals; or
●	Similar major events which would be viewed as having materially altered the information available to the public regarding the company or the market for any of its securities.

The foregoing is not intended to be an exhaustive list.

“Nonpublic Information” means information that has not been publicly disclosed. Information about a company is considered to be nonpublic information if it is received under circumstances which indicate that it is not yet in general circulation.

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Asterozoa, or other person who provides investment advice on behalf of Asterozoa and is subject to the supervision and control of Asterozoa.

J.           Political Contributions

1.	General Requirements

Rule 206(4)-5 under the Advisers Act provides various requirements and restrictions relating to political contributions and the provision of investment advisory services to government clients. The prohibitions contained in Rule 206(4)-5 apply to all State and local governments, their agents, and instrumentalities. Specifically, the rule provides that “government entity” means any State or political subdivision of a State, including:

●	Any agency, authority, or instrumentality of the State or a political subdivision;

●	A pool of assets sponsored or established by the State or a political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code or a State general fund;

●	A plan or program of a government entity; and
●	Officers, agents, or employees of the State or a political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

Rule 206(4)-5 provides for certain de minimis contribution exceptions that do not trigger any of the penal aspects of the rule. A de minimis contribution is a contribution made to a government official by a natural person:

●	For whom the natural person was entitled to vote at the time of the contribution and which in the aggregate do not exceed $350 to any one official, per election; or
●	For which the natural person was not entitled to vote at the time of the contribution and which in the aggregate do not exceed $150 to any one official, per election.

If an adviser makes, or if any of its personnel make, a contribution to an official of a government entity greater than the de minimis amounts listed above, the adviser is prohibited from providing advisory services for compensation to that government entity for two years from the date of the contribution. The disciplinary provisions of the rule do not apply to an adviser as a result of a contribution made by a natural person more than six months prior to that person becoming associated with the adviser if the employee is not involved in soliciting clients or investors.

2.	Procedures Relating to Political Contributions

All Supervised Persons must submit Political Contribution Pre-clearance form (Appendix F) prior to making political contributions to any official of a government entity, or a person seeking office with a government entity, in amounts greater than the de minimis amounts set forth above, On an annual basis all Supervised Persons, including solicitors or anyone else who could be deemed to be making a political contribution on behalf of Asterozoa will certify that all they have precleared all Political Contributions that were greater than the de minimis amounts described above. Supervised Persons should be aware that political contributions that may require pre-clearance include cash donations, as well as substantive donations of Asterozoa’s resources, such as the use of conference rooms or communication systems. If pre-clearance is granted, it is valid for seven days before and after the intended contribution date. Any contributions outside of this date range require re-approval. The CCO will consider whether the proposed contribution is consistent with restrictions imposed by Rule 206(4)-5, and to the extent practicable, the CCO will seek to protect the confidentiality of all information regarding each proposed contribution. In addition, prior to hiring any prospective personnel, solicitors or anyone else who could be deemed to be making a political contribution on behalf of Asterozoa, each such person is required to complete a Political Contribution Pre-clearance form (Appendix F). The completed form must be reviewed and approved by the CCO and an Executive Officer prior to offering employment or otherwise entering into any arrangement with such person.

3.	State Lobbying Registration Requirements

Most states have in place rules and requirements relating to the solicitation of government personnel, officials, agencies, and/or instrumentalities. These rules and requirements often include registration requirements to engage in any such solicitations. Supervised Persons are prohibited from soliciting state government personnel, officials, agencies, and/or instrumentalities without the prior approval of the CCO and an Executive Officer.

All questions regarding political contributions should be addressed with the CCO.

K.           Gifts and Entertainment

1.	Receipt of Business Meals, Tickets and Other Entertainment

Supervised Persons may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the expense is reasonable, not lavish or extravagant in nature. Regardless of whether or not the Supervised Person is accompanied to the event by the giver, if the estimated cost of the meal, event, etc. is greater than $1000 the Supervised Person must report his/her attendance at the event to the CCO utilizing the gifts and entertainment report form (Appendix G). Asterozoa expects that it will bear the costs of Supervised Person travel and lodging associated with conferences, research trips, and other business-related travel. If these costs are borne by a person or entity other than Asterozoa they should be treated as a gift to the Supervised Person for purposes of this policy.

2.	Receipt of Gifts

Supervised Persons must report their acceptance of gifts over $$1000 (either one single gift, or in the aggregate, on an annual basis) to the CCO. Reasonable gifts received on behalf of Asterozoa do not require reporting. Examples of reasonable gifts include holiday gift baskets and lunches brought to Asterozoa’s office by service providers. At no time are Supervised Persons permitted to receive gifts of cash or cash equivalents.

3.	Giving of Gifts and Entertainment by Supervised Persons

Asterozoa does not prohibit gifts to clients. All Supervised Persons must be mindful that such gifts should not be of the magnitude or frequency to potentially raise issues and do not give the appearance of being designed to improperly influence the recipient. The gift(s) should not rise to a level that the client is receiving non-cash compensation for acting as a solicitor. If the estimated cost or value of the Employee/Supervised Person’s portion of the entertainment or gift is greater than $1000 it must be pre-approved with the CCO.

On an annual basis all Supervised Persons will certify that they obtained pre-approval for all required gifts and entertainment in accordance with the above policies.

L.           Approval of Outside Business Activities

Any employment or other outside activity by Asterozoa personnel may result in possible conflicts of interests for the individual and/or for Asterozoa and should be reviewed and approved by the CCO. Outside activities, which must be reviewed and approved prior to engagement (or for new employees, before continuing with), include activities such as the following:

●	Being employed or compensated by any other entity;
●	Active participation in any other business including part-time, evening or weekend employment;
●	Serving as an officer, director, partner, etc., in any other entity, including publicly traded companies and not-for-profit organizations;
●	Ownership interest in any non-publicly traded company or other private investments;
●	Any public speaking or writing activities;
●	Engaging or participating in any investment or business transaction or venture with a Asterozoa client; and
●	Serving as a trustee or executor for an Asterozoa client.
●	Investment Club memberships
●	Investment board of educational institutions.

Before engaging in any of the above-listed activities, the individual involved must obtain written approval from the CCO so that a determination may be made that the activities do not interfere with any of the individual’s responsibilities at Asterozoa and any conflicts of interests relative to such activities may be addressed. (Certain Form ADV disclosures and amendments may also be required).

All Asterozoa personnel (upon hire) are required to complete and submit Asterozoa’s outside business activity notification form (Appendix H). On an annual basis all Supervised Persons will certify that they have reported all outside business activities and/or changes in status for outside business activities.